EXHIBIT 99


   [LOGO]
    ARCA          Appliance Recycling Centers of America, Inc.
INCORPORATED      7400 Excelsior Boulevard, Minneapolis MN 55426
                  (952) 930-9000


FOR IMMEDIATE RELEASE         FOR MORE INFORMATION CONTACT:
                              Edward R. (Jack) Cameron (952) 930-9000
                              Richard G. Cinquina, Equity Market Partners
                              (612) 338-0810


              ARCA REPORTS RECORD THIRD QUARTER SALES AND EARNINGS

           THIRD QUARTER APPLIANCESMART SAME-STORE SALES INCREASED 22%

OCTOBER 29, 2001--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported record revenues of $13,645,000 for the third quarter of 2001 ended September 29, an increase of 121% from $6,188,000 in the year-earlier quarter. Net income came to an all-time quarterly record of $1,577,000 or $0.50 per diluted share, up substantially from $257,000 or $0.09 per diluted share in the third quarter of 2000.

Edward R. (Jack) Cameron, president and chief executive officer, said: "The third quarter of 2001 was the strongest three-month period in ARCA's history, paced by the excellent performances of our ApplianceSmart retailing and California recycling operations. The continued strength of our growing network of ApplianceSmart factory outlets reflects the validity of our reverse logistics concept, whereby we serve as a retail distribution channel for the service returns, factory overruns, discontinued models and other special-buy appliances of our manufacturing partners. The future strength of our ApplianceSmart operation was further bolstered by our recently announced contract with Maytag Corporation (NYSE: MYG), which specifies that ApplianceSmart will be Maytag's provider of reverse logistics services."

Cameron added: "The performance of our California recycling operation is benefiting from the roll-out of a major refrigerator/freezer/room air conditioner recycling program that ARCA is operating for the California Public Utilities Commission (CPUC). Based on ARCA's long

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experience with residential energy conservation programs in California, including programs sponsored by Southern California Edison Company, we are now pursuing a growing range of potential opportunities in other states."

For the first nine months of 2001, revenues totaled $31,504,000, an increase of 95% from $16,181,000 in the same period last year. Nine-month earnings rose 157% to $2,286,000 or $0.77 per diluted share, from $888,000 or $0.31 per diluted share in the first nine months of 2000.

Third quarter ApplianceSmart same-store sales, a comparison of the four outlets open during the entire third quarters of 2001 and 2000, increased 22%. Total retail sales, which increased 57% in the third quarter to $5,784,000, benefited from the sales contribution of three recently opened outlets in Maplewood, MN (January 2001), Dayton, Ohio (March 2001) and Columbus, Ohio (May 2001). In October, the Company opened its largest ApplianceSmart outlet to date in Apple Valley, Minnesota, a rapidly growing Minneapolis/St. Paul suburb. This 50,000-square-foot showroom is ARCA's ninth ApplianceSmart outlet and fourth in the Twin Cities market.

Under terms of its national contract with Maytag, ApplianceSmart will significantly expand customer choice by offering a complete range of Maytag special-buy appliances, which include the Maytag, Jenn-Air and Magic Chef brands. ApplianceSmart, which has been offering special-buy appliances from Whirlpool Corporation (NYSE: WHP) since 1997, has been engaged in a pilot program with Maytag for the past six months.

Recycling revenues increased 223% in this year's third quarter to $7,380,000. This growth was generated by three residential energy conservation programs in
California: the state-funded Summer Initiative program that was completed in the third quarter with the recycling of approximately 36,000 unwanted refrigerators and freezers; the recycling program sponsored by Southern California Edison Company; and the recently launched Appliance Early Retirement and Recycling Program sponsored and administered by the CPUC. The Appliance Early Retirement and Recycling program serves residential customers of California's public utilities in a six-county region of the Central Valley, the seven-country Bay Area, and San Diego and surrounding areas. Through this effort, ARCA expects to permanently remove from service approximately 70,000 operating inefficient refrigerators, freezers and room air conditioners. The

CPUC has budgeted $14 million to fund the recycling program. The budget allocation includes $50 incentive payments to participants for refrigerators and freezers and $25 incentive payments for room air conditioners. The program is a one-year contract through May 2002.

Based on its outlook for appliance retail and recycling revenues, the Company anticipates improved fourth quarter revenues and earnings in comparison to the fourth quarter of 2000. Reflecting the normal seasonal slowdown in appliance retailing and the third quarter completion of the Summer Initiative recycling program, fourth quarter operating results are not expected to equal the exceptionally strong third quarter levels.

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation's leading retailers of special-buy household appliances, primarily those manufactured by Whirlpool Corporation and Maytag Corporation. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of October 2001, ApplianceSmart was operating four stores in the Minneapolis/St. Paul market; two in the Dayton, Ohio, market; two in the Columbus, Ohio, market; and one in Los Angeles. ARCA is also one of the largest recyclers of major household appliances for the energy conservation programs of electric utilities.


                                      # # #


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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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Visit our web site at www.arcainc.com
                      ---------------

APPLIANCE RECYCLING CENTERS OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
3rd Quarter 2001 Results
(000'S OMITTED EXCEPT FOR SHARE AMOUNTS)

                                                                      THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                  -------------------------     -------------------------
                                                                   SEPT. 29       SEPT 30        SEPT 29        SEPT 30
                                                                     2001           2000           2001           2000
                                                                  ----------     ----------     ----------     ----------
REVENUES
     Retail                                                       $    5,784     $    3,681     $   15,452     $    8,908
     Recycling                                                         7,380          2,287         15,131          6,516
     ByProduct                                                           481            220            921            757
                                                                  ----------     ----------     ----------     ----------

          Total revenues                                          $   13,645     $    6,188     $   31,504     $   16,181

COST OF REVENUES                                                       8,053          3,782         18,827          9,232

                                                                  ----------     ----------     ----------     ----------
     Gross profit                                                 $    5,592     $    2,406     $   12,677     $    6,949

SELLING, GENERAL & ADMINISTRATIVE EXPENSES                             3,307          1,997          8,706          5,162
                                                                  ----------     ----------     ----------     ----------
     Operating income                                             $    2,285     $      409     $    3,971     $    1,787

OTHER INCOME (EXPENSE)
     Other income                                                         24            281             71            289
     Interest expense                                                   (280)          (222)          (790)          (634)

                                                                  ----------     ----------     ----------     ----------
     Income before provision for income taxes                     $    2,029     $      468     $    3,252     $    1,442

PROVISION FOR INCOME TAXES                                               452            211            966            554

                                                                  ----------     ----------     ----------     ----------
     NET INCOME                                                   $    1,577     $      257     $    2,286     $      888
                                                                  ==========     ==========     ==========     ==========

     BASIC INCOME PER COMMON SHARE                                      0.69           0.11           1.00           0.39
                                                                  ==========     ==========     ==========     ==========

     DILUTED INCOME PER COMMON SHARE                                    0.50            .09            .77            .31
                                                                  ==========     ==========     ==========     ==========

     BASIC WEIGHTED AVERAGE NO. OF COMMON SHARES OUTSTANDING           2,292          2,287          2,289          2,287
                                                                  ==========     ==========     ==========     ==========

     DILUTED WEIGHTED AVERAGE NO. OF COMMON SHARES OUTSTANDING         3,147          2,948          2,989          2,893
                                                                  ==========     ==========     ==========     ==========